SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                    FORM 8-A

                FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                    PURSUANT TO SECTION 12(b) OR 12(g) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

                         RESOURCE BANKSHARES CORPORATION
             (Exact name of registrant as specified in its charter)
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

                         Virginia                                                    54-1904386
-----------------------------------------------------------      ----------------------------------------------------
                 (State of incorporation)                        (I.R.S. employer or organization identification no.)

        3720 Virginia Beach Boulevard, Virginia Beach, Virginia                           23452
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               (Address of principal executive offices)                                (zip code)
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If this form relates to the  registration  of a class of debt  securities and is effective upon filing pursuant to General  Instruction  A(c)(1) please check the following box. [ ]

If this form relates to the registration of a class of debt securities and is to
become  effective   simultaneously   with  the  effectiveness  of  a  concurrent
registration  statement  under the  Securities  Act of 1933  pursuant to General
Instruction A(c)(2) please check the following box. [ ]

Securities to be registered pursuant to Section 12(b) of the Act:
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
                                                                     Name of each exchange on which each
   Title of each class to be so registered                                class is to be registered:
        Common stock, $1.50 par value                                      American Stock Exchange

Securities to be registered pursuant to Section 12(g) of the Act:
                                      None
                                (Title of class)


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Item 1. Description of Registrant's Securities to be Registered.

         The securities to be registered consist of the common stock, $1.50 par value (the "Common Stock"), of Resource Bankshares Corporation (the "Registrant"). The Common Stock is currently registered under Section 12(g) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). In connection with the listing of the Common Stock on the American Stock Exchange, the Registrant is registering the Common Stock under Section 12(b) of the Exchange Act. The following is a description of the Common Stock:

Capital Structure

         The Registrant is authorized to issue up to 6,666,666 shares of its common stock, par value $1.50 per share. The Registrant has 2,453,380 shares of common stock outstanding, leaving 4,213,286 shares of authorized common stock available to be issued when and if the Board of Directors of the Registrant determines it is advisable to do so. Under the Virginia Stock Corporation Act (the "VSCA"), the Board of Directors is generally empowered to issue authorized common stock without shareholder approval.

Rights of Shareholders

         The holders of Registrant's Common Stock will be entitled to one vote per share on all matters submitted to a vote of shareholders. Subject to certain limitations on the payment of dividends, holders of Registrant's Common Stock will be entitled to receive dividends when declared by the Registrant's Board of Directors for which funds are legally available.

         All outstanding shares of Registrant's Common Stock are fully paid and nonassessible. Holders of common stock will not be entitled to cumulative voting rights. Therefore, the holders of a majority of the shares voted in the election of directors can elect all of the directors then standing for election subject to the rights of holders of preferred stock, if and when issued. Holders of common stock have no preemptive or other subscription rights, and there are no conversion rights or redemption or sinking fund provisions with respect to the common stock.

Directors

         Under Virginia law and the Registrant's Bylaws, the Registrant is to have a minimum of five directors and maximum of 15, with the number of directors at any given time to be fixed by the Board of Directors.

Indemnification

         The Articles of Incorporation of the Registrant provide that, to the full extent permitted by the VSCA, the Registrant is required to indemnify a director or officer of the Registrant who is or was a party to any proceeding by reason of the fact that he is or was such a director or officer. Under the VSCA, a director or officer can not be indemnified in relation to matters as to which such director or officer shall have been finally adjudged liable by reason of willful misconduct or a knowing violation of criminal law in the performance of his or her duty as a director or officer.

Shareholder approval of certain transactions

         Unless the Board of Directors conditions its submission of a proposed extraordinary corporate event (as defined below) on receipt of a greater vote, any extraordinary corporate event that requires shareholder approval under the VSCA shall be approved by not less than a majority of the votes entitled to be cast on the proposed extraordinary corporate event by each class or series of stock entitled to vote on such extraordinary corporate event at a meeting at which a quorum of each such class or series exists. For purposes of this Article VI, "extraordinary corporate event" means (i) any amendment to these Articles of Incorporation that requires shareholder approval under ss. 13.1-707 of the VSCA,
(ii) any merger pursuant to ss. 13.1-716 of the VSCA, (iii) any statutory share exchange pursuant to ss. 13.1-717 of the VSCA, (iv) any sale of all or substantially all of the assets of the Corporation pursuant to ss. 13.1-724 of the VSCA or (v) any dissolution of the Corporation pursuant to ss. 13.1-742 of the VSCA, or any such extraordinary corporate event under any successor statutes to any of the foregoing. The provisions of this Article VI shall not be deemed to affect any shareholder vote required by Article 14 of the VSCA.

Limitation of Liability

         The Articles of Incorporation of the Registrant provide that to the full extent that the VSCA permits the limitation or elimination of the liability of directors or officers, a director or officer of the Registrant shall not be liable to the Registrant or its shareholders for monetary damages. The VSCA provides that in any proceeding brought by or in the right of a corporation or brought by or on behalf of shareholders of the corporation, the damages assessed against an officer or director arising out of a single transaction, occurrence or course of conduct may not exceed the lesser of (i) the monetary amount, including the elimination of liability, specified in the articles of incorporation or, if approved by the shareholders, in the bylaws as a limitation on or elimination of the liability of the officer or director, or (ii) the greater of (a) $100,000 or (b) the amount of cash compensation received by the officer or director from the corporation during the twelve months immediately preceding the act or omission for which liability was imposed. The liability of an officer or director is not limited under the VSCA or a corporation's articles of incorporation and bylaws if the officer or director engaged in willful misconduct or a knowing violation of the criminal law or of any federal or state securities law.


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Item 2. Exhibits.

         The Common Stock described herein is to be registered on the American Stock Exchange, on which no other securities of the Registrant are registered. Accordingly, the following exhibits required in accordance with Part II of the Instructions as to Exhibits to Form 8-A have been or will be duly filed with the American Stock Exchange.

         Exhibit
         Number   Description

         1 Resource Bank's Annual Report on Form 10-KSB for the fiscal year ended December 31, 1997, as filed with the Federal Reserve Bank ("FRB").

         2 Resource Bank's Quarterly Report on Form 10-QSB for the three month period ended March 31, 1998, as filed with the FRB.

         3 Proxy Statement relating to the 1998 Annual Meeting of Shareholders of Resource Bank.

         4.1 Amended and Restated Articles of Incorporation for Resource Bankshares Corporation.

         4.2               Bylaws for Resource Bankshares Corporation.

         5                 Specimen   certificate   for  a  share  of   Resource
                           Bankshares Corporation Common Stock, $1.50 par value per share.



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                                    SIGNATURE

         Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant is duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

                               RESOURCE BANKSHARES CORPORATION

Date: July 16, 1998
                               By:    /s/ Lawrence N. Smith
                                   -------------------------------------
                                        Lawrence N. Smith
                                        President and Chief Executive Officer